Exhibit 99.1

VINEYARD NATIONAL BANCORP ANNOUNCES COMPLETION OF ISSUANCE OF TRUST PREFERRED SECURITIES, ISSUANCE OF SUBBORDINATED DEBT, SALE OF SERIES A PREFERRED STOCK

Rancho Cucamonga, CA, December 20, 2002 — Vineyard National Bancorp (the “Company”) (NASDAQ:VNBC), and its subsidiary Vineyard Bank (the “Bank”), today announced the completion of a private issuance of $5 million in trust preferred securities as part of a pooled securitization transaction with several other financial institutions, $5 million in subordinated debt and a private issuance of $2.5 million of 7.0% Series A Preferred Stock to eight individual investors. The Company also announced that its shareholders approved an amendment to its Articles of Incorporation increasing the authorized capital stock of the Company and giving the Company the ability to issue additional preferred stock in the future without shareholder approval.

The trust-preferred securities were issued through a newly formed, wholly owned subsidiary, Vineyard Statutory Trust II, a Connecticut statutory business trust. The trust-preferred securities shall bear a floating rate of interest of 3.35% over the three month LIBOR. The initial rate, set at 4.75%, is payable quarterly. Vineyard Statutory Trust II used the proceeds from the sale of the trust-preferred securities to purchase junior subordinated deferrable interest debentures of the Company.

The subordinated debt issue shall bear a floating rate of interest of 3.05% over the three month LIBOR. The initial rate is set at 4.45%. The subordinated debt has a fifteen-year maturity, with quarterly interest payments.

The Company also issued fifty shares of 7.0% Series A Preferred Stock at $50,000 per share to eight individual investors for aggregate proceeds of $2.5 million. Each share of Series A Preferred will be entitled to a noncumulative, annual dividend of 7.0%, payable quarterly. The 7.0% Series A Preferred Stock is not convertible into common stock and is redeemable at the option of the Company at face value, plus any unpaid dividends. With each share of 7.0% Series A Preferred Stock, the Company issued a warrant to purchase 2,000 shares of the Company’s common stock at $15 per share. The Series A Preferred Stock will qualify as Tier 1 capital under the regulations of the Federal Reserve Board.

Norman Morales, President and Chief Executive Officer of Vineyard National Bancorp stated, “With the completion of the trust preferred and subordinate debt offerings, and the sale of 7.0% Series A Preferred Stock, Vineyard National Bancorp believes it has adequate capital to support its strategic plan initiatives. Concurrently with these three transactions, the Board of Directors of the Company authorized the capital contribution of $10.0 million into Vineyard Bank. With this capital contribution, the Bank’s new capital ratios will approximate a leverage ratio of 12.0%, and a total capital to risk-based ratio of 16.5%. These ratios make Vineyard Bank one of California’s best capitalized financial institutions.”

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, Crestline, Blue Jay, and La Verne. This is in addition to loan production offices in Manhattan Beach, San Diego and Beverly Hills. Shares of the Company’s common stock are traded on the Nasdaq National Market under the ticker symbol “VNBC.”

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.